Exhibit 99.2

December 22, 2017

Board of Directors of Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, Colorado 80202

Re:	Preliminary Proxy Statement/Prospectus of Bill Barrett Corporation and Red Rider Holdco, Inc.

Dear Members of the Board of Directors:

Reference is made to our opinion (the “Fairness Opinion”), dated December 4, 2017, addressed to the Board of Directors (the “Board”) of Bill Barrett Corporation (the “Company”) as to the fairness, from a financial point of view, to the Company of the Rio Grande Merger Consideration to be paid pursuant to the Agreement and Plan of Merger (the “Agreement”) transmitted to us in draft form on December 4, 2017, by and among the Company, Fifth Creek Energy Operating Company, LLC, Red Rider Holdco, Inc. (“Holdco”), Rio Merger Sub, LLC, Rider Merger Sub, Inc., and, for limited purposes set forth in the Agreement, Fifth Creek Energy Company, LLC and NGP Natural Resources XI, L.P. Except as otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Fairness Opinion.

We provided the Fairness Opinion for the information and assistance of the Board in connection with its consideration of the Merger. In that regard, we hereby consent to the inclusion of the Fairness Opinion and a description of the Fairness Opinion in Holdco’s and the Company’ preliminary proxy statement/prospectus, which is part of the registration statement of Holdco and the Company on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) on or about December 22, 2017 (the “Proxy Statement”).

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the abovementioned version of the Proxy Statement being filed with the SEC as of the date hereof and not to any subsequent amendments or supplements thereto, and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the above-mentioned version of the Proxy Statement) or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Proxy Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Tudor Pickering Holt & Co Advisors LP